Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2017 SECOND QUARTER RESULTS & RAISES 2017 GUIDANCE
-- 2017 Second Quarter Diluted EPS of $1.44; Adjusted Diluted EPS of $1.59 --

ST. LOUIS, MISSOURI (July 25, 2017) -- Centene Corporation (NYSE: CNC) announced today its financial results for the second quarter ended June 30, 2017, reporting diluted earnings per share (EPS) of $1.44, and Adjusted Diluted EPS of $1.59. The second quarter of 2017 includes a $0.17 per diluted share net benefit related to the reconciliation of the 2016 risk adjustment under the Affordable Care Act (ACA) in connection with our Health Insurance Marketplace business. In addition, strong 2017 Marketplace performance exceeded our expectations in the second quarter by $0.12 diluted earnings per share.

In summary, the 2017 second quarter results were as follows:

Total revenues (in millions)	$11,954
Health benefits ratio	86.3%
SG&A expense ratio	9.3%
GAAP diluted EPS	$1.44
Adjusted Diluted EPS (1)	$1.59
Total cash flow used in operations (in millions)	$(306)

(1) A full reconciliation of Adjusted Diluted EPS is shown on page seven of this release.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "We are pleased with the strong second quarter performance across our product lines. The Marketplace business continues to be particularly strong, confirming our business as usual approach."

The following discussions, with the exception of cash flow information, are in the context of continuing operations.

Second Quarter Highlights

•	June 30, 2017 managed care membership of 12.2 million, an increase of 788,300 members, or 7% compared to the second quarter of 2016.

•	Total revenues for the second quarter of 2017 of $12.0 billion, representing 10% growth, compared to the second quarter of 2016.

•	Health benefits ratio (HBR) of 86.3% for the second quarter of 2017, compared to 86.6% in the second quarter of 2016.

•	Selling, general and administrative (SG&A) expense ratio of 9.3% for the second quarter of 2017, compared to 9.2% for the second quarter of 2016.

•	Adjusted SG&A expense ratio of 9.3% for the second quarter of 2017, compared to 9.0% for the second quarter of 2016.

•	Operating cash flow of $(306) million for the second quarter of 2017 and $942 million for the six months ended June 30, 2017.

•	Diluted EPS for the second quarter of 2017 of $1.44, compared to $0.98 for the second quarter of 2016.

•	Adjusted Diluted EPS for the second quarter of 2017 of $1.59, compared to $1.29 for the second quarter of 2016.

Other Events

•
In July 2017, we announced our partnership with Schnuck Markets, Inc. and Betty Jean Kerr People's Health Centers to launch a full-service health center located within the Schnucks supermarket in Ferguson, Missouri. Scheduled to open in November 2017, the People's Healthcare Services Clinic by Home State Health represents our continued investment in the city of Ferguson. Once the facility is fully operational, it will be able to provide services to over 8,000 people annually.

•
In July 2017, our Georgia subsidiary, Peach State Health Plan, began operating under a statewide managed care contract to continue serving members enrolled in the Georgia Families managed care program, including PeachCare for Kids and Planning for Healthy Babies. Through the new contract, Peach State Health Plan is one of four managed care organizations providing medical, behavioral, dental and vision health benefits for its members.

•	In July 2017, our Nevada subsidiary, SilverSummit Healthplan, began serving Medicaid recipients enrolled in Nevada's Medicaid managed care program.

•	In July 2017, our specialty solutions subsidiary, Envolve, Inc., began providing health plan management services for Medicaid operations in Maryland.

•
In June 2017, our Mississippi subsidiary, Magnolia Health, was selected by the Mississippi Division of Medicaid to continue serving Medicaid recipients enrolled in the Mississippi Coordinated Access Network (MississippiCAN). Pending regulatory approval, the new three-year agreement, which also includes the option of two one-year extensions, is expected to commence midyear 2018.

•
In June 2017, we announced that we are expanding our offerings in the 2018 Health Insurance Marketplace. We are planning to enter Kansas, Missouri and Nevada in 2018, and expanding our footprint in six existing markets: Florida, Georgia, Indiana, Ohio, Texas, and Washington.

•	In June 2017, Centurion began operating under an expanded contract to provide correctional healthcare services for the Florida Department of Corrections in South Florida.

•
In May 2017, our Washington subsidiary, Coordinated Care of Washington, was selected by the Washington State Health Care Authority to provide managed care services to Apple Health's Fully Integrated Managed Care (FIMC) beneficiaries in the North Central Region. The contract is expected to commence January 1, 2018.

•	In May 2017, our Missouri subsidiary, Home State Health, began providing managed care services to MO HealthNet Managed Care beneficiaries under an expanded statewide contract.

Accreditations & Awards

•
In July 2017, FORTUNE magazine announced Centene's position of #244 in its annual ranking of the largest companies globally by revenue. Centene jumped 226 spots from #470, making us the fastest growing company on the list.

•	In June 2017, FORTUNE magazine announced Centene's position of #66 in its annual ranking of America's largest companies by revenue. Centene jumped 58 spots from #124.

•
In May 2017, at Decision Health's Eighth Annual Case in Point Platinum Awards, Centene and three of its subsidiaries (Home State Health, Centurion, and Envolve Inc.) were honored for four of our innovative member programs.

•
In April 2017, our subsidiary, Health Net Federal Services, LLC, was awarded the International Organization for Standardization (ISO) 9001:2015 certification, an internationally recognized standard for quality management systems.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	June 30,
	2017	2016
Arizona	669,500	597,700
Arkansas	91,900	52,800
California	2,925,800	3,097,600
Florida	871,100	726,200
Georgia	540,400	493,300
Illinois	254,600	234,700
Indiana	340,000	291,000
Kansas	130,000	144,800
Louisiana	484,600	375,300
Massachusetts	54,100	47,100
Michigan	2,300	2,200
Minnesota	9,500	9,500
Mississippi	343,600	323,800
Missouri	278,300	102,900
Nebraska	78,800	—
New Hampshire	77,100	79,700
New Mexico	7,100	7,100
Ohio	332,700	319,000
Oregon	213,600	221,500
South Carolina	121,000	113,700
Tennessee	22,200	20,800
Texas	1,226,800	1,037,000
Vermont	1,600	1,600
Washington	248,500	239,700
Wisconsin	70,800	76,100
Total at-risk membership	9,395,900	8,615,100
TRICARE eligibles	2,823,200	2,815,700
Total	12,219,100	11,430,800

The following table sets forth our membership by line of business:

	June 30,
	2017	2016
Medicaid:
TANF, CHIP & Foster Care	5,854,400	5,541,200
ABD & LTC	843,500	757,500
Behavioral Health	466,500	455,800
Commercial	1,743,600	1,391,500
Medicare & Duals (1)	327,500	332,600
Correctional	160,400	136,500
Total at-risk membership	9,395,900	8,615,100
TRICARE eligibles	2,823,200	2,815,700
Total	12,219,100	11,430,800

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans.

The following table sets forth additional membership statistics, which are included in the membership information above:

	June 30,
	2017	2016
Dual-eligible	467,500	436,100
Health Insurance Marketplace	1,084,600	617,700
Medicaid Expansion	1,101,900	1,004,200

Statement of Operations: Three Months Ended June 30, 2017

•
For the second quarter of 2017, total revenues increased 10% to $12.0 billion from $10.9 billion in the comparable period in 2016. The increase over prior year was primarily a result of growth in the Health Insurance Marketplace business in 2017 and expansions and new programs in many of our states in 2016 and 2017, partially offset by lower membership in the commercial business in California as a result of margin improvement actions taken last year, the moratorium of the Health Insurer Fee in 2017, and lower specialty pharmacy revenues. Sequentially, total revenues increased 2% over the first quarter of 2017 mainly due to favorable risk adjustments in our Health Insurance Marketplace business recorded in the second quarter of 2017, as well as the commencement of our new contract in Missouri.

•
HBR of 86.3% for the second quarter of 2017 represents a decrease from 86.6% in the comparable period in 2016 and a decrease from 87.6% in the first quarter of 2017. The year over year decrease is primarily attributable to growth in the Health Insurance Marketplace business, which operates at a lower HBR. The sequential HBR decrease is primarily attributable to favorable risk adjustments in our Health Insurance Marketplace business recorded in the second quarter of 2017 and normal seasonality.

•
The SG&A expense ratio was 9.3% for the second quarter of 2017, compared to 9.2% for the second quarter of 2016 and 9.8% for the first quarter of 2017. The increase in the SG&A expense ratio is primarily attributable to higher variable compensation expenses based on the performance of the business in 2017 and increased business expansion costs, partially offset by higher Health Net acquisition related expenses in 2016.

•
The Adjusted SG&A expense ratio was 9.3% for the second quarter of 2017, compared to 9.0% for the second quarter of 2016. The increase in the Adjusted SG&A expense ratio is primarily attributable to higher variable compensation expenses based on the performance of the business in 2017 and increased business expansion costs. Sequentially, the Adjusted SG&A expense ratio is consistent with the first quarter of 2017.

Balance Sheet and Cash Flow

At June 30, 2017, the Company had cash, investments and restricted deposits of $10.0 billion, including $291 million held by unregulated entities. Medical claims liabilities totaled $4.2 billion. The Company's days in claims payable was 40. Total debt was $4.7 billion, which includes $150 million of borrowings on the $1 billion revolving credit facility at quarter-end. The debt to capitalization ratio was 42.1% at June 30, 2017, excluding the $63 million non-recourse mortgage note.

Cash flow used in operations for the three months ended June 30, 2017 was $(306) million. Cash flow from operating activities was negatively affected during the quarter due to an increase in premium and related receivables of approximately $750 million as a result of the timing of June capitation payments from several of our states. This was partially offset by an increase in other long-term liabilities driven by the recognition of risk adjustment payable for Health Insurance Marketplace in 2017.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, March 31, 2017	41
Timing of claims payments	(1)
Days in claims payable, June 30, 2017	40

Outlook
The table below depicts the Company's updated annual guidance for 2017. We have adjusted our guidance to reflect the following items:

•	The strong performance for the second quarter;

•
An increase in our business expansion cost range to $0.42 - $0.47 per diluted share reflecting the shortening of the open enrollment period for the Health Insurance Marketplace and additional investments in growth initiatives in Medicare and Marketplace for 2018; and

•	An increase in our margin expectations for the Marketplace business for 2017.

	Full Year 2017
	Low	High
Total revenues (in billions)	$46.4	$47.2
GAAP diluted EPS	$3.96	$4.29
Adjusted Diluted EPS (1)	$4.70	$5.06
HBR	87.0%	87.4%
SG&A expense ratio	9.4%	9.8%
Adjusted SG&A expense ratio (2)	9.3%	9.7%
Effective tax rate	39.0%	41.0%
Diluted shares outstanding (in millions)	176.3	177.3

(1)
Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.55 to $0.57 per diluted share, Health Net acquisition related expenses of $0.02 to $0.03 per diluted share, and Penn Treaty assessment expense of $0.17 per diluted share.

(2)	Adjusted SG&A expense ratio excludes Health Net acquisition related expenses of $5 million to $8 million and the Penn Treaty assessment expense of $47 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 25, 2017, at approximately 8:30 AM (Eastern Time) to review the financial results for the second quarter ended June 30, 2017, and to discuss its business outlook. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 7772527 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, July 24, 2018, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, August 1, 2017, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10110042.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, Health Net acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net earnings from continuing operations	$254	$171	$393	$156
Amortization of acquired intangible assets	39	43	79	52
Health Net acquisition related expenses	1	25	6	214
Penn Treaty assessment expense (1)	—	—	47	—
Income tax effects of adjustments (2)	(14)	(14)	(48)	(101)
Adjusted net earnings from continuing operations	$280	$225	$477	$321

(1)	Additional expense of $47 million for the Company's estimated share of guaranty association assessment resulting from the liquidation of Penn Treaty.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	Three Months Ended June 30,		Six Months Ended June 30,		Annual Guidance December 31, 2017
	2017	2016	2017	2016
GAAP diluted earnings per share (EPS)	$1.44	$0.98	$2.23	$1.02	$3.96 - $4.29
Amortization of acquired intangible assets (1)	0.14	0.15	0.28	0.20	$0.55 - $0.57
Health Net acquisition related expenses (2)	0.01	0.16	0.03	0.89	$0.02 - $0.03
Penn Treaty assessment expense (3)	—	—	0.17	—	$0.17
Adjusted Diluted EPS from continuing operations	$1.59	$1.29	$2.71	$2.11	$4.70 - $5.06

(1)
The amortization of acquired intangible assets per diluted share presented above are net of an income tax benefit of $0.08 and $0.10 for the three months ended June 30, 2017 and 2016, respectively, and $0.17 and $0.14 for the six months ended June 30, 2017 and 2016, respectively; and estimated $0.31 to $0.35 for the year ended December 31, 2017.

(2)
The Health Net acquisition related expenses per diluted share presented above are net of an income tax benefit (expense) of $0.00 and $(0.02) for the three months ended June 30, 2017 and 2016, respectively, and $0.01 and $0.52 for the six months ended June 30, 2017 and 2016, respectively; and estimated $0.01 to $0.02 for the year ended December 31, 2017.

(3)	The Penn Treaty assessment expense per diluted share is net of an income tax benefit of $0.09 for the six months ended June 30, 2017 and estimated for the year ended December 31, 2017.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP SG&A expenses	$1,065	$949	$2,156	$1,671
Health Net acquisition related expenses	1	25	6	214
Penn Treaty assessment expense	—	—	47	—
Adjusted SG&A expenses	$1,064	$924	$2,103	$1,457

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as "Part D"), dual eligible programs and programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements
The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. In particular, the information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including but not limited to the expected benefits of the acquisition of Health Net, Inc. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limiting the foregoing, forward-looking statements often use words such as “anticipate”, "seek", “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, "can", “would”, “could” or “should” or other words of similar meaning or the negative thereof. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in PSLRA. A number of factors, variables or events could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased health care costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to government health care programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene’s government businesses; Centene’s ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension or termination of Centene’s contracts with federal or state governments (including but not limited to Medicaid, Medicare, and TRICARE); challenges to Centene's contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Health Net acquisition, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the acquisition; the exertion of management’s time and Centene’s resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with certain regulatory approvals; disruption from the acquisition making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with, among other things, the acquisition and/or the integration; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; Centene's ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and other quality scores that impact revenue; availability of debt and equity financing, on terms that are favorable to Centene; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the SEC. These forward-looking statements reflect Centene’s current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this press release could cause Centene’s plans with respect to the Health Net acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is currently believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Centene does not assume any obligation to update the information contained in this press release (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect Centene's business operations, financial condition and results of operations, in Centene's filings with the SEC, including the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,425	$3,930
Premium and related receivables	3,901	3,098
Short-term investments	586	505
Other current assets	736	832
Total current assets	9,648	8,365
Long-term investments	4,816	4,545
Restricted deposits	137	138
Property, software and equipment, net	912	797
Goodwill	4,712	4,712
Intangible assets, net	1,466	1,545
Other long-term assets	149	95
Total assets	$21,840	$20,197

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$4,170	$3,929
Accounts payable and accrued expenses	4,238	4,377
Unearned revenue	554	313
Current portion of long-term debt	4	4
Total current liabilities	8,966	8,623
Long-term debt	4,716	4,651
Other long-term liabilities	1,630	869
Total liabilities	15,312	14,143
Commitments and contingencies
Redeemable noncontrolling interests	136	145
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; authorized 400,000 shares; 178,900 issued and 172,467 outstanding at June 30, 2017, and 178,134 issued and 171,919 outstanding at December 31, 2016	—	—
Additional paid-in capital	4,258	4,190
Accumulated other comprehensive earnings (loss)	1	(36)
Retained earnings	2,313	1,920
Treasury stock, at cost (6,433 and 6,215 shares, respectively)	(194)	(179)
Total Centene stockholders’ equity	6,378	5,895
Noncontrolling interest	14	14
Total stockholders’ equity	6,392	5,909
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$21,840	$20,197

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data in dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Premium	$10,905	$9,688	$21,543	$15,674
Service	536	588	1,063	1,013
Premium and service revenues	11,441	10,276	22,606	16,687
Premium tax and health insurer fee	513	621	1,072	1,163
Total revenues	11,954	10,897	23,678	17,850
Expenses:
Medical costs	9,413	8,385	18,735	13,696
Cost of services	456	515	897	882
Selling, general and administrative expenses	1,065	949	2,156	1,671
Amortization of acquired intangible assets	39	43	79	52
Premium tax expense	543	498	1,133	948
Health insurer fee expense	—	130	—	204
Total operating expenses	11,516	10,520	23,000	17,453
Earnings from operations	438	377	678	397
Other income (expense):
Investment and other income	45	32	86	47
Interest expense	(62)	(52)	(124)	(85)
Earnings from continuing operations, before income tax expense	421	357	640	359
Income tax expense	169	187	256	203
Earnings from continuing operations, net of income tax expense	252	170	384	156
Discontinued operations, net of income tax (benefit)	—	(1)	—	(2)
Net earnings	252	169	384	154
Loss attributable to noncontrolling interests	2	1	9	—
Net earnings attributable to Centene Corporation	$254	$170	$393	$154

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$254	$171	$393	$156
Discontinued operations, net of income tax (benefit)	—	(1)	—	(2)
Net earnings	$254	$170	$393	$154

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$1.47	$1.00	$2.28	$1.05
Discontinued operations	—	—	—	(0.01)
Basic earnings per common share	$1.47	$1.00	$2.28	$1.04

Diluted:
Continuing operations	$1.44	$0.98	$2.23	$1.02
Discontinued operations	—	(0.01)	—	(0.01)
Diluted earnings per common share	$1.44	$0.97	$2.23	$1.01

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$384	$154
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
Depreciation and amortization	173	111
Stock compensation expense	62	83
Deferred income taxes	(58)	(13)
Changes in assets and liabilities
Premium and related receivables	(696)	(1,121)
Other assets	65	(36)
Medical claims liabilities	243	188
Unearned revenue	241	(50)
Accounts payable and accrued expenses	(257)	(8)
Other long-term liabilities	781	463
Other operating activities, net	4	6
Net cash provided by (used in) operating activities	942	(223)
Cash flows from investing activities:
Capital expenditures	(181)	(94)
Purchases of investments	(1,294)	(956)
Sales and maturities of investments	990	593
Investments in acquisitions, net of cash acquired	—	(862)
Other investing activities, net	(1)	—
Net cash used in investing activities	(486)	(1,319)
Cash flows from financing activities:
Proceeds from long-term debt	810	5,711
Payments of long-term debt	(762)	(3,124)
Common stock repurchases	(15)	(27)
Debt issuance costs	—	(59)
Other financing activities, net	6	(9)
Net cash provided by financing activities	39	2,492
Net increase in cash and cash equivalents	495	950
Cash and cash equivalents, beginning of period	3,930	1,760
Cash and cash equivalents, end of period	$4,425	$2,710
Supplemental disclosures of cash flow information:
Interest paid	$99	$36
Income taxes paid	$205	$222
Equity issued in connection with acquisitions	$—	$3,105

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q2	Q1	Q4	Q3	Q2
	2017	2017	2016	2016	2016
MANAGED CARE MEMBERSHIP BY STATE
Arizona	669,500	684,300	598,300	601,500	597,700
Arkansas	91,900	98,100	58,600	57,700	52,800
California	2,925,800	2,980,100	2,973,500	3,004,500	3,097,600
Florida	871,100	872,000	716,100	732,700	726,200
Georgia	540,400	568,300	488,000	498,000	493,300
Illinois	254,600	253,800	237,700	236,700	234,700
Indiana	340,000	335,800	285,800	289,600	291,000
Kansas	130,000	133,100	139,700	145,100	144,800
Louisiana	484,600	484,100	472,800	455,600	375,300
Massachusetts	54,100	44,200	48,300	45,300	47,100
Michigan	2,300	2,100	2,000	2,100	2,200
Minnesota	9,500	9,500	9,400	9,400	9,500
Mississippi	343,600	349,500	310,200	313,900	323,800
Missouri	278,300	106,100	105,700	104,700	102,900
Nebraska	78,800	79,200	—	—	—
New Hampshire	77,100	77,800	77,400	78,400	79,700
New Mexico	7,100	7,100	7,100	7,100	7,100
Ohio	332,700	328,900	316,000	319,500	319,000
Oregon	213,600	211,900	217,800	218,400	221,500
South Carolina	121,000	121,900	122,500	119,700	113,700
Tennessee	22,200	21,900	21,700	21,600	20,800
Texas	1,226,800	1,243,900	1,072,400	1,041,600	1,037,000
Vermont	1,600	1,600	1,600	1,700	1,600
Washington	248,500	254,400	238,400	240,500	239,700
Wisconsin	70,800	71,700	73,800	75,100	76,100
Total at-risk membership	9,395,900	9,341,300	8,594,800	8,620,400	8,615,100
TRICARE eligibles	2,823,200	2,804,100	2,847,000	2,815,700	2,815,700
Total	12,219,100	12,145,400	11,441,800	11,436,100	11,430,800

Medicaid:
TANF, CHIP & Foster Care	5,854,400	5,714,100	5,630,000	5,583,900	5,541,200
ABD & LTC	843,500	825,600	785,400	754,900	757,500
Behavioral Health	466,500	466,900	466,600	465,300	455,800
Commercial	1,743,600	1,864,700	1,239,100	1,333,000	1,391,500
Medicare & Duals (1)	327,500	328,100	334,300	333,500	332,600
Correctional	160,400	141,900	139,400	149,800	136,500
Total at-risk membership	9,395,900	9,341,300	8,594,800	8,620,400	8,615,100
TRICARE eligibles	2,823,200	2,804,100	2,847,000	2,815,700	2,815,700
Total	12,219,100	12,145,400	11,441,800	11,436,100	11,430,800

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans.

NUMBER OF EMPLOYEES	31,500	30,900	30,500	29,400	28,900

	Q2	Q1	Q4	Q3	Q2
	2017	2017	2016	2016	2016

DAYS IN CLAIMS PAYABLE (a)	40	41	42	41	43
(a) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$9,673	$10,034	$8,854	$7,825	$7,324
Unregulated	291	306	264	268	196
Total	$9,964	$10,340	$9,118	$8,093	$7,520

DEBT TO CAPITALIZATION	42.5%	43.3%	44.1%	44.5%	44.8%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (b)	42.1%	43.0%	43.7%	44.1%	44.4%
(b) The non-recourse debt represents the Company's mortgage note payable ($63 million at June 30, 2017).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
HBR	86.3%	86.6%	87.0%	87.4%
SG&A expense ratio	9.3%	9.2%	9.5%	10.0%
Adjusted SG&A expense ratio	9.3%	9.0%	9.3%	8.7%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, June 30, 2016	$3,950
Incurred related to:
Current period	36,106
Prior period	(431)
Total incurred	35,675
Paid related to:
Current period	32,109
Prior period	3,356
Total paid	35,465
Balance, June 30, 2017, net	4,160
Plus: Reinsurance recoverable	10
Balance, June 30, 2017	$4,170

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $9 million was recorded as a reduction to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service June 30, 2016, and prior.